Exhibit 10.3

LICENSE AGREEMENT

THIS LICENSE AGREEMENT dated as of January 30, 2009 (this “Agreement”), is entered into between HEALTH DISCOVERY CORPORATION, a Georgia corporation (“LICENSOR”), having a place of business at 2 East Bryan Street, Suite # 601, Savannah, Georgia, and QUEST DIAGNOSTICS, INCORPORATED, a Delaware corporation (“LICENSEE”), having a place of business at 3 Giralda Farms, Madison, New Jersey 07940.

W I T N E S S E T H :

WHEREAS, LICENSOR has rights in the Licensed Technology covering genomic biomarkers related to prostate cancer (as more specifically defined below).

WHEREAS, LICENSEE desires to obtain, and LICENSOR is willing to grant, a non-exclusive license under LICENSOR’S rights in the Licensed Technology to develop and commercialize Licensed Uses (as defined below) for use in the Field (as defined below) in the Territory (as defined below) on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

1.1           “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.  A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least thirty five percent (35%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2           “Combination Use” means a Licensed Use that is sold together in combination with one (1) or more diagnostic products, processes or services which are not Licensed Uses.

1.3           “Field” shall mean clinical diagnostic applications using biomarkers in urine for differentiating clinically significant prostate cancer from other prostate conditions, including without limitation clinical laboratory testing and clinical trials, but expressly excluding manufacture of in vitro diagnostic kits.

1.4           “First Commercial Sale” shall mean, with respect to any Licensed Use, the first sale for use or consumption by the general public of such Licensed Use.

Confidental treatment has been requested pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934.
This exhibits has been provided to the Securities and Exchange Commission in unredacted form.

1.5           “Licensed Know-How” shall mean all information and data owned by or licensed to LICENSOR as of the date of this Agreement relating to the four (4) biomarkers identified in Exhibit B, which is not generally known including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing, which are necessary to practice the inventions claimed in the Licensed Patent Rights; all to the extent and only to the extent that LICENSOR has the right to grant licenses, immunities or other rights thereunder.

1.6           “Licensed Patent Rights” shall mean (a) all patent applications listed on Exhibit A hereto which are owned by or licensed to LICENSOR; (b) all patents that have issued or in the future shall issue therefrom, including utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, extensions or additions to any such patent applications and patents to the extent that the patent applications listed cover the four (4) biomarkers identified in Exhibit B.

1.7           “Licensed Use” shall mean a product, process or service, for use in the Field, which,  if made, used, performed, offered for sale, sold or imported in the Territory, would infringe a Valid Patent Claim but for the license granted by this Agreement.  Except in connection with the calculation of royalties pursuant to Section 1.9 and Article 5 below, Licensed Use shall mean either an individual Licensed Use or a Combination Use.

1.8           “Licensed Technology” shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How.

1.9           “Net Sales” shall mean:

(i)           with respect to Licensed Uses sold or performed individually, the sales price invoiced to Third Parties of all Licensed Uses sold or performed by LICENSEE and/or its Affiliates, less the following items as applicable to such Licensed Uses to the extent actually allowed and taken: (a) contractual allowances such as Medicare, MediCal, and Medicaid; (b) charges for shipping and insurance; (c) discounts customary in the trade; (d) credits or refunds; and (e) bad debt up to 6% of Net Sales; and

(ii)          with respect to Combination Uses, the sales price invoiced to Third Parties of such Combination Uses sold or performed by LICENSEE and/or its Affiliates, less: the allowances and adjustments referred to in Sections 1.9(i)(a)-(e), multiplied by the fraction A/A+B, where A is the list price of the Licensed Use sold separately during the royalty period in question, and B is the list price of the other included diagnostic products, processes or services which are not Licensed Uses sold separately during the royalty period in question.

1.10          “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.11          “Royalty Term” shall mean, with respect to each Licensed Use, the term for which a Valid Patent Claim remains in effect which would  be infringed by the manufacture, use, offer for sale, sale or import of such Licensed Use but for the license granted by this Agreement.

1.12          “Territory” shall mean the United States, its territories and possessions.

1.13          “Third Party” shall mean any Person other than LICENSOR, LICENSEE and their respective Affiliates.

1.14          “Valid Patent Claim” shall mean either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Licensed Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF LICENSOR

LICENSOR hereby represents and warrants to LICENSEE as follows:

2.1           Corporate Existence and Power.  LICENSOR (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under this Agreement.

2.2           Authorization and Enforcement of Obligations.  LICENSOR (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of LICENSOR, and constitutes a legal, valid, binding obligation, enforceable against LICENSOR in accordance with its terms.

2.3           No Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by LICENSOR in connection with this Agreement have been obtained.

2.4           Rights in Licensed Technology.  LICENSOR is the legal and beneficial owner of all right, title and interest in and to the Licensed Technology, having good title thereto, free and clear of any and all mortgages, liens, security interest and charges, and no Person has any claim of ownership with respect to the Licensed Technology.

2.5           No Infringement.  To the best of LICENSOR’s knowledge, neither the use of the Licensed Technology nor the granting of this license practice under the Licensed Technology violates, infringes or otherwise conflicts or interferes with any patent or any other intellectual property or proprietary right of any Third Party.  To the best of LICENSOR’s knowledge,  no Third Party is currently infringing upon the Licensed Technology in the Field.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF LICENSEE

LICENSEE hereby represents and warrants to LICENSOR as follows:

3.1           Corporate Existence and Power.  LICENSEE (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under this Agreement.

3.2           Authorization and Enforcement of Obligations.  LICENSEE (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of LICENSEE, and constitutes a legal, valid, binding obligation, enforceable against LICENSEE in accordance with its terms.

3.3           No Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by LICENSEE in connection with this Agreement have been obtained.

ARTICLE 4

LICENSE GRANT

4.1           Licensed Technology.  LICENSOR hereby grants to LICENSEE and its Affiliates a non-exclusive license (without the right to grant sublicenses) under the Licensed Technology to make, have made, use, sell, offer for sale and import Licensed Uses in the Territory in the Field.

4.2           Research.  LICENSEE shall perform primary testing associated with a validation study of its laboratory-developed test using the Licensed Technology in connection with * or an equivalent academic cancer center (with the exception of tissue biopsy) including expression testing, the PSA and send-out of the PCA-3 (the “Validation Study,” as more specifically outlined on Exhibit C attached hereto).  LICENSEE shall have the right to perform research on remnants after all testing required for the Validation Study is completed, and will be provided reasonable access to the patient data related to the applicable samples.  LICENSOR shall obtain IRB approval for the study with * by February 28, 2009 or, with an equivalent academic institution by June 30, 2009.

4.3           Purchasing Rights.  Upon issuance of FDA clearance or approval of an in vitro diagnostic kit using the Licensed Technology (“IVD Kit”), LICENSEE shall have the obligation to purchase IVD Kits for reference laboratory use from LICENSOR’s designated manufacturer or distributor pursuant to a purchasing agreement between LICENSEE and the applicable manufacturer or distributor, provided however that LICENSOR shall negotiate to cause such manufacturer or distributor to provide Most Favored Terms (similar to the terms described in Section 5.5 below with respect to this Agreement) to LICENSEE.

ARTICLE 5

ROYALTIES AND FEES

5.1           Royalties.  In partial consideration for the license granted hereunder, during the Royalty Term, LICENSEE shall pay to LICENSOR running royalties equal to * percent (*%) of Net Sales by LICENSEE or its Affiliates.  Such royalties shall be due and payable on a quarterly basis and shall be submitted by LICENSEE along with the report as specified in Section 6.1 below.

5.2           License Fee.  In partial consideration for the license granted hereunder, within thirty (30) business days of execution of this Agreement, LICENSEE shall pay to LICENSOR an amount equal to * United States Dollars (US$*).

5.3           Milestone Fee.  In partial consideration for the license granted hereunder, LICENSEE shall pay to LICENSOR an amount equal to * United States Dollars (US$*) within thirty (30) days of the later of publication of the Validation Study (as defined in Exhibit C, attached hereto) showing statistically significant performance improvement over PCA-3 (“Study Publication”) or First Commercial Sale of the first Licensed Use.  The following conditions shall apply to this Section 5.3:

5.3.1.     If neither the Study Publication nor the First Commercial Sale occurs, or if the FDA issues its clearance or approval of an IVD Kit (“FDA Clearance”) prior to occurrence of the Study Publication or First Commercial Sale, no Milestone Fee shall be due or payable.

5.3.2.     If, upon FDA Clearance, the Milestone Fee  is determined to have been paid after becoming due and payable during a period of time that occurred between three (3) and six (6) months prior to the date of FDA Clearance, * Dollars ($*) of the Milestone Fee shall be reimbursed to LICENSEE within forty five (45) days of the date of such FDA Clearance.

5.3.3.     If, upon FDA Clearance, the Milestone Fee  had been paid after becoming due and payable  during a period less than three (3) months prior to the date of FDA Clearance, the full Milestone Fee shall be reimbursed to LICENSEE within forty five (45) days of the date of such FDA Clearance.

5.4           Study Fees.  In partial consideration for the license granted hereunder, LICENSEE shall reimburse LICENSOR for fees and costs related to the Validation Study of the Licensed Technology, estimated to be approximately * United States Dollars (US$*) plus an amount equal to * percent (*%) of LICENSOR’s overhead to complete the Validation Study, such portion anticipated to be approximately * United States Dollars (US$*), which shall be paid within thirty (30) days of IRB approval of the study protocol and before any steps are taken toward initiation of the study.  The cost of support vector machine data analysis and support shall be included in the overhead portion, and shall be provided to LICENSEE.

5.5           Most Favored Terms.  The terms and conditions of this Agreement are not, and shall not be, less favorable than the terms and conditions pursuant to which the Licensed Technology is licensed on a non-exclusive basis to any Third Party.  If LICENSOR grants any non-exclusive license to any Third Party on more favorable terms and conditions than those contained herein, this Agreement shall automatically be amended effective as of the date of such other license to contain those more favorable terms and conditions.

5.6           Third Party Licenses.  If LICENSEE is required to take a license under any Third Party patents (other than the RT-PCR technology) to use the Licensed Technology, then fifty percent (50%) of any Third Party royalty, payment or other liability for such license (a “Third Party Payment”) may be deducted from the royalty payments due LICENSOR (if applicable) for that specific Licensed Use; provided, however, that the royalty percentage due under this Agreement may not be reduced by more than fifty percent (50%) of such royalty percentage.

ARTICLE 6

ROYALTY REPORTS AND ACCOUNTING

6.1           Reports, Exchange Rates.  During the term of this Agreement following the First Commercial Sale of a Licensed Use, LICENSEE shall furnish to LICENSOR a quarterly written report showing in reasonably specific detail, (a) the gross sales of each Licensed Use sold by LICENSEE and its Affiliates during the reporting period and the calculation of Net Sales from such gross sales; (b) the royalties payable in United States dollars, if any, which shall have accrued hereunder based upon Net Sales of each Licensed Use; (c) the withholding taxes, if any, required by law to be deducted in respect of such sales; (d) the date of the First Commercial Sales of each Licensed Use in each country during the reporting period; and (e) the exchange rates used in determining the amount of United States dollars.  With respect to sales of Licensed Uses invoiced in United States dollars, the gross sales, Net Sales, and royalties payable shall be expressed in United States dollars.  With respect to sales of Licensed Uses invoiced in a currency other than United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in the domestic currency of the Person making the sale together with the United States dollar equivalent of the royalty payable, calculated using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per US$1) by the Wall Street Journal on the last business day of each month in the calendar quarter prior to the date of payment.  Reports shall be due on the sixtieth (60th) day following the close of each reporting period.  LICENSEE shall keep and require its Affiliates to keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

6.2           Audits.

6.2.1      Upon the written request of LICENSOR and not more than once in each calendar year, LICENSEE shall permit an independent certified public accounting firm selected by LICENSOR and reasonably acceptable to LICENSEE, at LICENSOR’s expense, to have access during normal business hours to such of the records of LICENSEE as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request.  The accounting firm shall disclose to LICENSOR only whether the records are correct or not and the details concerning any specific discrepancies.  No other information shall be shared.

6.2.2      If such accounting firm concludes that additional royalties were owed during such period, LICENSEE shall pay the additional royalties within thirty (30) days of the date LICENSOR delivers to LICENSEE such accounting firm’s written report documenting the royalty underpayment.  The fees charged by such accounting firm shall be paid by LICENSOR; provided, however, if the audit discloses that the royalties payable by LICENSEE for the audited period are more than one hundred ten percent (110%) of the royalties actually paid for such period, and the difference between royalties payable and royalties paid is greater than Five Thousand Dollars ($5,000), then LICENSEE shall pay the reasonable fees and expenses charged by such accounting firm.

6.3           Confidential Financial Information.  LICENSOR shall treat all financial information subject to review under this Article 6 as Confidential Information pursuant to Article 8 below, and shall cause its accounting firm to retain all such financial information in confidence.

ARTICLE 7

PAYMENTS

7.1           Payment Terms.  Royalties shown to have accrued by each royalty report provided for under Article 6 of this Agreement shall be due and payable on the date such royalty report is due.  Payment of royalties in whole or in part may be made in advance of such due date.

7.2           Payment Method.  All payments by LICENSEE to LICENSOR under this Agreement shall be paid in United States dollars, and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as LICENSOR shall designate before such payment is due.

7.3           Exchange Control.  If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Use is sold, payment shall be made through such lawful means or methods as LICENSOR reasonably shall determine.

ARTICLE 8

CONFIDENTIALITY

8.1           Confidential Information.  During the Royalty Term of the Agreement, and for a period of three (3) years following the expiration or earlier termination hereof, each party shall maintain in confidence all written information and data provided by one party to the other hereunder and marked “Confidential” or, if information disclosed orally, visually or in some other form, which is summarized in writing, is confirmed in writing as “Confidential” to the other party within thirty (30) days of such disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, agents and permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement.  To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain written agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.

8.2           Permitted Disclosures.  The confidentiality obligations contained in Section 8.1 of this Agreement shall not apply to the extent that (a) any receiving party (the “Recipient”) is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions or inaction of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; or (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party.

8.3           Equitable Relief.  Each party hereby acknowledges that, in the event of any breach or threatened breach of this Article 8 by the Recipient, the disclosing party may suffer irreparable injury for which damages at law may not be an adequate remedy.  Accordingly, without prejudice to any other rights and remedies otherwise available to the disclosing party, the disclosing party shall be entitled to seek equitable relief, including injunctive relief and specific performance, for any breach or threatened breach of this Article 8 by the Recipient, its Affiliates, or any of its or their employees, directors, officers, members, agents, or representatives.

8.4           Non-Use of Names; Confidentiality of Agreement.  Neither party shall make any public announcement, issue any press release or publish any study (collectively, all such communications, “Publication”) concerning the transactions contemplated herein, or make any Publication which includes the name of the other party or any of its Affiliates, or otherwise use the name or names of the other party or any of their employees or any adaptation, abbreviation or derivative of any of them, whether oral or written, related to the terms, conditions or subject matter of this Agreement, without the prior written permission of such other party, except as may be required by law or judicial order (and then only following consultation with the other party).

8.5           Compliance with Laws; Reporting Obligation with Respect to Protected Health Information.  Each party shall comply with all Applicable Laws.  “Applicable Laws” are the international, federal, state, and local laws, rules and regulations that relate to the conduct of the parties’ business and the performance by the parties of their respective obligations under this Agreement.  If either party or its permitted representatives gain access to protected health information (“PHI”), as that term is defined under The Health Insurance Portability and Accountability Act of 1996, that is not required for performance of this Agreement, each party shall immediately report to the other party any incidents of access to PHI or any incidents of use, reproduction or disclosure of PHI of which it or its Permitted Representatives become(s) aware.

ARTICLE 9

PATENTS

9.1           Patent Prosecution and Maintenance.  LICENSOR shall be responsible for and shall have the right to control the preparation, filing, prosecution and maintenance of the Licensed Patent Rights, and shall be responsible for paying all costs thereof.  To the extent that LICENSOR holds exclusive rights encompassing the Field, but does not exclusively own any portion of the Licensed Patent Rights, LICENSOR shall make all reasonable efforts to ensure that the Licensed Patent Rights are maintained.  LICENSOR shall provide LICENSEE with a copy of each patent application subject to this Section 9.1.  In the event that HDC is unable or unwilling to maintain any one or more of the Licensed Patent Rights, LICENSEE may pay the fees for maintaining the indicated patents or patent applications within Licensed Patent Rights and deduct such payment from any amounts owed by LICENSEE to LICENSOR under this License Agreement.  LICENSOR shall notify LICENSEE before any Licensed Patent Rights terminate with sufficient time to permit LICENSEE to take action to maintain the patent, if it so chooses.

9.2           Enforcement of Patent Rights.  LICENSOR, at its sole expense, shall have the right, but not the obligation, to enforce the Licensed Patent Rights or otherwise abate the infringement thereof and to control any litigation or other enforcement action and shall consider, in good faith, the interests of LICENSEE in so doing.  LICENSEE shall cooperate with LICENSOR in the planning and execution of any action to enforce the Licensed Patent Rights.  LICENSOR shall not settle the suit in a manner that diminishes or affects the rights or interests of LICENSEE without the express written consent of LICENSEE.

9.3           Improvements.

9.3.1.     LICENSEE shall disclose to LICENSOR any and all improvements made by or on behalf of LICENSEE  directly related to the Licensed Technology that are conceived or reduced to practice by or on behalf of LICENSEE as a result of activities engaged in pursuant to the terms of this Agreement (“Licensee Improvements”).

9.3.2.     LICENSOR shall disclose to LICENSEE any and all improvements made by or on behalf of LICENSOR (“Licensor  Improvements”) related to the Licensed Technology that are conceived or reduced to practice by or on behalf of LICENSOR as a result of activities engaged in pursuant to the terms of this Agreement.  LICENSEE acknowledges, however, that this Agreement is a non-exclusive license and that LICENSOR has granted or will grant other licenses to third party(ies) for use of the Licensed Technology and, further that certain Licensor Improvements to the Licensed Technology, although they may be of benefit to LICENSEE, may arise in conjunction with such third party licenses.  In such cases, disclosure of such Licensor Improvements may be restricted or prohibited, or disclosure to LICENSEE may be delayed due to LICENSOR’s obligations under the third party license.  In such cases, to the extent permitted, LICENSOR will disclose the Licensor Improvement as soon as practicable.

9.3.3.     LICENSEE shall not publish or disclose Licensor Improvements to third parties or to the public through any communication including, but not limited to, academic publication or other exchanges of information without first providing the LICENSOR with the opportunity to review the communication and to make arrangements for protecting such Licensor Improvements by patent or other appropriate means prior to disclosure. Similarly, LICENSOR shall not publish or disclose Licensee Improvements to third parties or to the public through any communication including, but not limited to, academic publication or other exchanges of information without first providing the LICENSEE with the opportunity to review the communication and to make arrangements for protecting such Licensee Improvements by patent or other appropriate means prior to disclosure.

9.3.4.     All Licensor Improvements shall be owned by LICENSOR.  LICENSEE agrees to provide any assistance and take such acts as are reasonably requested by LICENSOR to enable LICENSOR to obtain a letters patent for or respecting any Licensor Improvement, to protect such patent right, to conduct further research and to publish.

9.3.5.     All Licensee Improvements, or jointly made by LICENSOR and LICENSEE, shall be owned by LICENSEE to the extent that such Licensee Improvements do not incorporate Licensed Technology.  LICENSOR shall provide any assistance and take such acts as are reasonably requested by LICENSEE to enable LICENSEE to obtain a letters patent for or respecting any Licensee Improvement, to protect such patent right, to conduct further research and to publish.

9.3.6.     All Licensor Improvements shall automatically become subject to the grant in Section 4.1 above and any patent rights therein shall be deemed to be Licensed Patent Rights for the purposes of this Agreement, subject to the same rights and obligations applicable to Licensed Technology under the Agreement.

9.3.7.     All Licensee Improvements shall become subject to a grant-back from LICENSEE to LICENSOR of a perpetual, non-exclusive, sublicensable, worldwide license to make, have made, use, perform, sell or offer for sale any Licensee Improvement in the field of clinical diagnostics applications using urine RNA express-based rebiopsy assays, subject to a commercially reasonable royalty to be negotiated in good faith by the parties.

ARTICLE 10

TERMINATION

10.1          Expiration.  Subject to the provisions of Sections 10.2 and 10.3 of this Agreement, this Agreement shall expire on the termination of LICENSEE’s obligation to pay royalties to LICENSOR under Article 5 of this Agreement.

10.2          Termination by LICENSEE.  LICENSEE may terminate this Agreement, in its sole discretion, upon ninety (90) days prior written notice to LICENSOR.

10.3          Termination for Cause.  Except as provided in Article 12 of this Agreement, a party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within forty five (45) days after written notice thereof by the non-breaching party.

10.4          Effect of Expiration or Termination.  Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Articles 8, 9, 11, 13, and 14 shall survive the expiration or termination of this Agreement.

ARTICLE 11

INDEMNIFICATION AND INSURANCE

11.1          Indemnification.  LICENSEE shall indemnify and hold LICENSOR harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred by LICENSOR as a result of any Third Party claim, demand, action or other proceeding arising directly out of the use or sale of any Licensed Use by LICENSEE or its Affiliates, or their respective distributors, customers or end-users.  LICENSOR shall indemnify and hold LICENSEE harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred by LICENSEE as a result of any Third Party claim, demand, action or other proceeding related to breach by LICENSOR of the warranties set forth in Sections 2.4 or 2.5, or any legal action filed in a Federal District Court based upon the allegation that LICENSEE’s use of the Licensed Technology infringes upon such Third Party’s intellectual property rights.   If either party proposes to seek indemnification from the other party under the provisions of this Section 11.1, it shall notify the indemnifying party in writing within thirty (30) days of receipt of notice of any such claim or suit.  The indemnifying party shall have the right but not the obligation to participate in the defense of such claim, and the parties shall mutually agree upon counsel and monetary settlement terms with respect to any such claim.

11.2          Insurance.  LICENSEE shall maintain liability insurance, or self-insurance, including product liability insurance with respect to the research, development, manufacture and sales of Licensed Uses by LICENSEE in such amount as LICENSEE customarily maintains with respect to the research, development, manufacture and sales of its other products.  LICENSEE shall maintain such insurance (or self-insurance) for so long as it continues to manufacture or sell any Licensed Uses, and thereafter for so long as LICENSEE maintains insurance (or self-insurance) for itself covering the research, development, manufacture or sales of its other products.

ARTICLE 12

FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached  this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of terror, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other party.

ARTICLE 13

LIMITATION OF LIABILITY

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  EACH PARTY’S LIABILITY FOR DAMAGES HEREUNDER SHALL IN NO EVENT EXCEED THE AMOUNT OF FEES PAID (OR PAYABLE) BY LICENSEE UNDER THIS AGREEMENT.

ARTICLE 14

MISCELLANEOUS

14.1          Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered by any lawful means, and addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to LICENSOR:

Health Discovery Corporation
2 East Bryan Street, Suite 601
Savannah, Georgia 31401
Attn: Chairman and CEO

with a copy to:

Procopio, Cory, Hargreaves & Savitch LLP
530 B Street, Suite 2100
San Diego, CA 92101
Attn:  Eleanor M. Musick, Esq.

If to LICENSEE:

Quest Diagnostics Incorporated
3 Giralda Farms
Madison, New Jersey  09740
Attn: General Counsel

with a copy to:

Quest Diagnostics, Incorporated
33608 Ortega Highway
San Juan Capistrano, California 92675
Attn: Chief Intellectual Property Counsel

14.2          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

14.3          Assignment.  Neither party shall assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may assign its rights to the successor to all or substantially all of its assets or business to which this Agreement relates.  Any purported assignment in violation of this Section 14.3 shall be void.

14.4          Waivers and Amendments.  No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

14.5          Entire Agreement.  This Agreement embodies the entire understanding between the parties and supersedes any prior understanding and agreements between and among them respecting the subject matter hereof.  There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

14.6          Severability.  Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

14.7          Waiver.  The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

14.8          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.9          Relationship of Parties.  Nothing in this Agreement or in the course of business between LICENSOR and LICENSEE shall make or constitute either Party a partner, employee or agent of the other and the relationship between the Parties is not a partnership, joint venture or agency.  Neither party shall have any right or authority to commit or legally bind the other in any way whatsoever including, without limitation, the making of any agreement, representation or warranty.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

LICENSOR:

Health Discovery Corporation

By /s/ Stephen D. Barnhill

Title Chief Executive Officer

LICENSEE:

Quest Diagnostics Incorporated

By	/s/ Nicholas Conti

Title	Vice President of Business Development

EXHIBIT A

LICENSED PATENT RIGHTS

Country/ Region	Patent/Publication/ Application No.	Description
U.S.	7,117,188	Method of Identifying Patterns in Biological Systems and Uses Thereof
U.S.	12/242,264	Biomarkers Overexpressed in Prostate Cancer
U.S.	12/025,724	Biomarkers Upregulated in Prostate Cancer
U.S.	12/327,823	Methods for Screening, Predicting and Monitoring Prostate Cancer
U.S.	12/349,437	Methods for Screening, Predicting and Monitoring Prostate Cancer

EXHIBIT B

LICENSED BIOMARKERS

Num	Archival Unigene ID	Current Unigene ID	Symbol	Affy probe	Pathway	Target Description
12337	Hs.7780	Hs.480311	DKFZp564	212412_at	Unknown	Consensus includes gb:AV715767 /FEA=EST /DB_XREF=gi:10797284 /DB_XREF=est:AV715767 /CLONE=DCBATH02 /UG=Hs.7780 Homo sapiens mRNA; cDNA DKFZp564A072 (from clone DKFZp564A072)
9373	Hs.21293	Hs.492859	UAP1/AGX-1	209340_at	Aminosugar metabolism
gb:S73498.1 /DEF=Homo sapiens AgX-1 antigen
mRNA; complete cds. /FEA=mRNA /PROD=AgX-1 antigen /DB_XREF=gi:688010 /UG=Hs.21293 UDP-N-
acteylglucosamine pyrophosphorylase 1
/FL=gb:AB011004.1 gb:NM_003115.1 gb:S73498.1

876	Hs.79037	Hs.476231	HSPD1	200807_s_at	Mitochondrial control of apoptosis
gb:NM_002156.1 /DEF=Homo sapiens heat shock
60kD protein 1 (chaperonin) (HSPD1); mRNA.
/FEA=mRNA /GEN=HSPD1 /PROD=heat shock 60kD
protein 1 (chaperonin) /DB_XREF=gi:4504520
/UG=Hs.79037 heat shock 60kD protein 1 (chaperonin)
/FL=gb:BC002676.1 gb:BC003030.1 gb:M34664.1 gb:M22382.1 gb:NM_002156.1

1961		Hs.75432	IMPDH2	201892_s_at	de novo guanine nucleotide biosynthesis
gb:NM_000884.1 /DEF=Homo sapiens IMP (inosine
monophosphate) dehydrogenase 2 (IMPDH2); mRNA.
/FEA=mRNA /GEN=IMPDH2 /PROD=IMP (inosine
monophosphate) dehydrogenase 2
/DB_XREF=gi:4504688 /UG=Hs.75432 IMP (inosine
monophosphate) dehydrogenase 2 /FL=gb:J04208.1
gb:NM_000884.1

EXHIBIT C

* Study Design

The designated collaborators include Principal Investigator (*), along with Albitar (Quest) , Barnhill (HDC), potentially Madayastha and Guyon, DGX Scientific Directors and MDACC urologists, pathologist, and a statistician (to be named).  In order to assure compliance with FDA Regulations and Guidances and CLIA, the Parties agree to the following:

The parties shall establish an Advisory Committee (“The Committee”) comprised of an equal number of representatives from each party to review and guide the conduct of the study regarding regulatory compliance and to help facilitate issues that may arise from time to time regarding the study.  The Committee shall meet in person or by telephone at least 4 times per year or on an ad hoc basis as may be necessary.   The Parties shall document in writing any discussions that take place in The Committee and shall generate and sign meeting minutes within two weeks after each meeting.  In particular, The Committee shall be responsible for managing the contractual relationship, assuring each collaborator’s compliance to FDA and CLIA regulatory requirements within the scope of this agreement, filtering those communications among the collaborators’ whenever necessary to assure that any communications that could place the independence of the validation study at risk are handled in a compliant manner and to assure LICENSEE’s independent development processes, establishing criteria to objectively evaluate the laboratory developed test, and developing and maintaining timelines and deliverables to meet the project objectives.

LICENSOR shall conduct its activities for the study under the direction of Dr. Barnhill, who shall be primarily responsible for the supervision and administration of LICENSOR’s activities under the study, in accordance with all applicable policies of LICENSOR and shall be the primary contact person at LICENSOR regarding the study.

LICENSEE shall conduct its activities under the study under the direction of Dr. Albitar, who shall be primarily responsible for the supervision and administration of LICENSEE’s activities under the study, in accordance with all applicable policies of LICENSEE and shall be the primary contact person at LICENSEE regarding the study.

MDA shall conduct its activities under the study under the direction of * as Principal Investigator, who shall be primarily responsible for the supervision and administration of MDA’s activities under the study in accordance with all applicable policies of MDA and shall be the primary contact person at MDA regarding the study.

The Parties agree that each will communicate to its personnel the importance of the independence of Licensee in development of the test and its validation.  Therefore, the Parties shall actively monitor their activities and agree to promptly bring to the attention of The Committee any concerns or issues that may arise regarding this topic in order to protect the independence of this developmental and validation process.  The Committee will then convene as soon as is practicable to discuss the areas or issues of concern and determine the correct process to follow in order to mitigate, correct or advise the Parties regarding them and how best to proceed in respect to the tenets of the applicable regulatory requirements.

The following patient samples will be collected at * for the study:

A.            * men being admitted for prostatectomy.  Test the patients urine, and blood pre surgery and subsequent follow-up post prostatectomy (at the first post surgical follow up, about 1 month).  Urine will be tested for the levels of expression of the relevant gene markers and housekeeping gene, and an aliquot sent out for PCA-3 determination.  Blood will also be collected at the same time for testing pre/post PSA levels or other markers.  Prior Biopsy results, and Prostatectomy related Biopsy results  as well as other clinical and demographic information including follow up data will be provided by *.

B.             * men being admitted for Biopsy. We will try to collect ½ study subjects with serum PSA 2.5 to 4.0 and ½ with serum PSA> 4.0 ng/ml.  Collect the patient’s urine, and blood prior to Biopsy.  Urine will be tested for the levels of expression of the relevant gene markers, and an aliquot sent out for PCA-3 determination.  Blood will be collected at the same time for testing for PSA levels or other markers.  Biopsy results, and other clinical, demographic and laboratory data as well as follow-up information will be provided by *.

C.             Controls consisting of * Men with <1.0 ng/mL PSA. Test the patients Urine, and blood.  Urine will be tested for the levels of expression of the relevant gene markers, and an aliquot sent out for PCA-3 determination.  Blood will be collected at the same time for PSA levels or other markers.  Clinical, demographic, and other laboratory data as well as follow up data if available will be provided by *.

D.             Pre/Post DRE: * men who are candidates for biopsy and agreed to pre/ post DRE urine and blood sampling prior to biopsy.  Test the patients pre and post DRE Urine, and blood pre biopsy.  Urine Pre and post DRE will be tested for the levels of expression of the relevant gene markers, and an aliquot sent out for PCA-3 determination.  Blood will also be collected at the same time for testing PSA levels or other markers.  Biopsy results as well as other clinical and demographic information including follow up data will be provided by *.

E.             Preclinical Studies:  Urine sediments from patients and tissue cultures will be used for preliminary assay development and for selection of the best mRNA preservative.